UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BRIGHT HORIZONS FAMILY SOLUTIONS INC.

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200 Talcott Avenue South

Watertown, Massachusetts 02472

April 14, 2014

Dear Shareholder:

We cordially invite you to attend our 2014 Annual Meeting of Shareholders on Monday, May 12, 2014, at 8:30 a.m. (local time), to be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on May 12th.

Sincerely,

David Lissy

Chief Executive Officer

Bright Horizons Family Solutions Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2014

The Annual Meeting of Shareholders of Bright Horizons Family Solutions Inc. (the “Company”) will be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472 on Monday, May 12, 2014, at 8:30 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the three directors specifically named in the proxy statement, each for a term of three years.

•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	Any other business properly brought before the meeting.

Shareholders of record at the close of business on April 9, 2014 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on April 9, 2014, or hold a valid proxy for the Annual Meeting from such a shareholder. The proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of April 9, 2014. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Stephen Dreier Secretary

Watertown, Massachusetts

April 14, 2014

Bright Horizons Family Solutions Inc.

ANNUAL MEETING OF SHAREHOLDERS

May  12, 2014

PROXY STATEMENT

The Board of Directors of Bright Horizons Family Solutions Inc., or Bright Horizons, is soliciting your proxy for the 2014 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders may vote by Internet or telephone if their banks or brokers make those methods available, in which case the banks or brokers will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Bright Horizons.

Shareholders of record at the close of business on April 9, 2014 are entitled to vote at the meeting. As of March 31, 2014 there were 65,840,369 shares of common stock outstanding and each is entitled to one vote.

This proxy statement, the proxy card and the Annual Report on Form 10-K for our fiscal year ended December 31, 2013 (fiscal 2013) are being first mailed to shareholders on or about the date of the notice of meeting. Our address is 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 12, 2014: Our proxy statement is attached. Financial and other information concerning Bright Horizons is contained in our annual report to shareholders for the fiscal year ended December 31, 2013. The proxy statement and our fiscal 2013 annual report to shareholders are available on the Investor Relations section of our website at www.brighthorizons.com. Additionally, you may access our proxy materials at www.brighthorizons.com/proxy2014, a site that does not have “cookies” that identify visitors to the site.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

We have an Audit Committee and a Compensation Committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. The members of each committee are appointed by the Board of Directors and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Because we are taking advantage of exceptions applicable to “controlled companies” under the New York Stock Exchange (the “NYSE”) listing rules, we do not have a majority of independent directors, we do not have a nominating committee, and our Compensation Committee is not composed entirely of independent directors as defined under such rules. The responsibilities that would otherwise be undertaken by a nominating committee will be undertaken by our Board of Directors, or at its discretion, by a special committee established under the direction of our Board of Directors. The controlled company exception does not modify the independence requirements for our Audit Committee. The rules applicable to our Audit Committee require that our Audit Committee be composed of at least three members, a majority of whom were required to be independent within 90 days of the completion of our initial public offering, and all of whom were required to be independent prior to January 25, 2014. Each member of our Audit Committee currently qualifies as independent under these rules.

Our Board of Directors held four meetings in fiscal 2013. During fiscal 2013, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served with the exception of Roger Brown, who attended two of the four Board meetings.

During fiscal 2013, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee. The table below provides information about the membership of these committees during fiscal 2013:

Name	Audit	Compensation
Lawrence M. Alleva	X*
Joshua Bekenstein		X*
Roger H. Brown
E. Townes Duncan**	X
Jordan Hitch		X
David Humphrey		X
Marguerite Kondracke	X
Dr. Sara Lawrence-Lightfoot
David Lissy
Linda Mason
Mary Ann Tocio

Number of meetings during fiscal 2013	9	4

*	Chair
**	Mr. Duncan was appointed to the Board in January 2014

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint or replace, compensate and oversee the outside auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The outside auditors report directly to the Audit Committee.

•	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions which are approved by the Audit Committee prior to the completion of the audit.

•	Review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements.

•	Review and approve all related party transactions.

•	Discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

The Audit Committee consists of Lawrence Alleva, E. Townes Duncan and Marguerite Kondracke. Our Board of Directors has determined that Mr. Alleva, Mr. Duncan and Ms. Kondracke are independent directors pursuant Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.02 of the New York Stock Exchange Listed Company Manual. Mr. Alleva is also an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K, and serves as chair of the Audit Committee. A copy of the charter, which satisfies the applicable standards of the Securities and Exchange Commission (the “SEC”) and the NYSE is available on our website.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The Compensation Committee consists of Joshua Bekenstein, Jordan Hitch and David Humphrey. A copy of the charter, which satisfies the applicable standards of the Securities and Exchange Commission (the “SEC”) and the NYSE is available on our website. Pursuant to its charter, the Compensation Committee may delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee.

Compensation Committee Interlocks and Insider Participation

All compensation and related matters are reviewed by the Compensation Committee. Each of Messrs. Bekenstein, Hitch and Humphrey is affiliated with Bain Capital Partners, LLC. For additional information regarding transactions between Bain Capital Partners, LLC and us, please see “Transactions with Related Persons” below.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Bright Horizons. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Bright Horizons. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

2013 Director Compensation

The following table sets forth information concerning the compensation earned by our directors during fiscal 2013. Compensation for Mr. Lissy and Ms. Tocio is included with that of our other named executive officers.

Name	Fees paid in cash ($)	Option awards ($)(1)(2)	Non-equity incentive plan compensation ($)	All other compensation		Total ($)
Lawrence Alleva	55,000	61,730	—	—		116,730
Roger Brown	18,000	41,829	—	—		59,829
Marguerite Kondracke	21,500	41,829	—	—		63,329
Sara Lawrence-Lightfoot	23,000	41,829	—	—		64,829
Linda Mason	122,765(3)	—	—	1,430	(4)	124,195

(1)	For fiscal 2013, amounts shown reflect the fair value of options awarded in 2013 determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 12 to our audited consolidated financial statements included in our 2013 Annual Report on Form 10-K.
(2)	As of December 31, 2013, our directors held the following options to purchase shares of our common stock: Lawrence Alleva – 5,272 options, Roger Brown – 22,482 options, Marguerite Kondracke – 13,336 options, Sara Lawrence-Lightfoot – 3,000 options, and Linda Mason – 69,941 options.
(3)	Amount shown reflects compensation earned by Ms. Mason in her capacity as an employee of the Company, consisting of $81,843 in salary and a $40,922 bonus paid in 2014. In 2013, Ms. Mason did not receive any compensation separately in respect of her service as Chairman. As of January 1, 2014 Ms. Mason is being compensated solely in her capacity as Chairman, a non-employee position.
(4)	Amount shown includes matching contributions made to Ms. Mason under the 401(k) Plan, in her capacity as an employee.

Pursuant to the revised compensation program adopted in connection with our initial public offering, the following policy for the compensation for all independent directors was effective for all director compensation payments in 2013:

Annual Retainer. Each independent director receives an Annual Board Retainer of $10,000 in cash, payable at the quarterly rate of $2,500 and an annual equity grant valued at $40,000.

Meeting Fees. Each independent director receives $4,000 for each Board meeting attended in person or $1,000 for each Board meeting attended by conference call.

Each independent member of the Compensation Committee also receives $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Additionally, the independent chair of the Compensation Committee receives an annual retainer of $20,000.

Each independent member of the Audit Committee also receives $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Additionally, the independent chair of the Audit Committee receives an annual retainer of $20,000.

Each independent member of the Nominating and Governance Committee, when such Committee is activated, also receives $1,000 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Additionally, the independent chair of the Nominating and Governance Committee receives an annual retainer of $5,000.

Prior to our initial public offering, each member of our board of directors who was not an employee of the company was eligible to receive an annual retainer of $5,000 for board services, a meeting fee of $2,500 per in person meeting, and a meeting fee of $1,000 per telephonic meeting. We have not, since our going-private transaction, compensated directors affiliated with the Sponsor for their board service and, while the Sponsor controls a majority of our outstanding common stock, none of the directors affiliated with the Sponsor will be compensated for their board service.

Effective January 1, 2014, the board compensation program was amended to provide an annual retainer of $95,000 for the Chair of the Board payable at the quarterly rate of $23,750.

PROPOSAL 1

ELECTION OF DIRECTORS

Bright Horizons has a classified Board of Directors currently consisting of three Directors with terms expiring in 2014 (Class I), four Directors with terms expiring in 2015 (Class II) and four Directors with terms expiring in 2016 (Class III). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the three Class I Director nominees will stand for election to a three-year term expiring at the 2017 Annual Meeting. The persons named in the enclosed proxy will vote to elect David Lissy, David Humphrey and Sara Lawrence-Lightfoot as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned nominees will not serve his or her term as a director.

We seek nominees with established strong professional reputations, sophistication, business acumen and experience in multi-site operations and/or contracted business services in the employee benefits arena. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2017 (Class I Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified. All of these directors were previously elected to the Board by shareholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

David Humphrey, 36

Director since 2008

Mr. Humphrey has been a managing director at Bain Capital Partners, LLC since December 2012 having joined the firm in 2001. From December 2008 to December 2012 Mr. Humphrey served as a Principal, and from 2006 to December 2008 Mr. Humphrey served as Vice President, at Bain Capital Partners, LLC. Mr. Humphrey serves on the board of directors of Bloomin’ Brands, Inc., Genpact Limited, Burlington Coat Factory Warehouse Corporation, Skillsoft plc and BMC Software, Inc. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. Mr. Humphrey received an M.B.A. from Harvard Business School and a B.A. from Harvard University. Mr. Humphrey has substantial knowledge of the capital markets from his experience as an investment banker and is valuable to the Board of Directors’ discussions of capital and liquidity needs.

Dr. Sara Lawrence-Lightfoot, 69

Director since 1993

Dr. Lawrence-Lightfoot is the Emily Hargroves Fisher Professor of Education at Harvard University and has been on the faculty since 1972. Dr. Lawrence-Lightfoot served as a director of the John D. and Catherine T. MacArthur Foundation from 1991 to 2007 and as Chairman from 2001 to 2007. She is currently Deputy Chair of the Board of Directors of Atlantic Philanthropies, where she has served since 2007, and previously served as Chair of the Academic Affairs Committee of the Board of Trustees of Berklee College of Music from September 2007 until March 2012. She was re-elected to the Berklee Board of Trustees in March 2014 and is a Trustee of the WGBH Educational Foundation where she has served since 2001. Dr. Lawrence-Lightfoot’s expertise in child development, teacher training, classroom structures and processes, curriculum development, parent/teacher relationships, educational policies and organizational matters will continue to provide an invaluable resource to the Board.

David H. Lissy, 48

Director since 2001

Mr. Lissy has served as Chief Executive Officer of the Company since January 2002. Mr. Lissy served as Chief Development Officer of the Company from 1998 until January 2002. He also served as Executive Vice President from June 2000 to January 2002. He joined Bright Horizons in August 1997 and served as Vice President of Development until the merger with CorporateFamily Solutions, Inc. in July 1998. Prior to joining Bright Horizons, Mr. Lissy served as Senior Vice President/General Manager at Aetna U.S. Healthcare, the employee benefits division of Aetna, Inc., in the New England region. His experience prior to joining the Company, his leadership at the Company and at many charitable, business services, and educational organizations, including his current service on the boards of the March of Dimes, Altegra Health, Jumpstart and Ithaca College, provides him with the experience and management skills necessary to serve as a director of the Company.

Directors with Terms Expiring in 2015 (Class II Directors)

E. Townes Duncan, 60

Director since 2014

Mr. Duncan is the Managing Partner of Solidus Company LP, a private investment firm, and has served in that capacity since its inception in 1997. From 1993 to 1997, Mr. Duncan was the Chairman of the Board of Directors and Chief Executive Officer of Comptronix Corporation, a provider of electronics contract manufacturing services. Mr. Duncan also served as a Vice President and principal of Massey Burch Investment Group, Inc., a venture capital firm and the predecessor of Massey Burch Capital Corp., from 1985 to 1993. In addition, Mr. Duncan is a director of numerous private companies and previously served on the board of directors of several private and public companies, including J. Alexander’s Corporation, an owner and operator of casual dining restaurants. Mr. Duncan was also a member of our Board of Directors from 1998 until May 2008. Mr. Duncan’s many years of experience both as a senior executive of an investment firm and as a director of companies in various business sectors, including the child care sector in connection with his previous service on our Board, make him highly qualified to serve on our Board.

Jordan Hitch, 47

Director since 2008

Mr. Hitch has been a managing director at Bain Capital Partners, LLC since 1997. Prior to joining Bain Capital in 1997, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch serves on the board of directors of Guitar Center Holdings, Inc., The Gymboree Corporation and Burlington Coat Factory Warehouse Corporation. As a result of these and other professional experiences, Mr. Hitch brings to our board significant experience in and knowledge of corporate finance and strategy development, which strengthen the collective qualifications, skills and experience of our Board of Directors.

Linda Mason, 59

Director since 1986

Ms. Mason co-founded Bright Horizons in 1986, and served as director and its president from 1986 to 1998. She has served as a director and Chairman of the Board of the Company since 1998. Prior to co-founding Bright Horizons, Ms. Mason was a co-director of the Save the Children relief and development effort in the Sudan and worked as a program officer with CARE in Thailand. In addition to her duties as Chairman of our Board of Directors, from 1998 through 2013 Ms. Mason served as a part-time employee of the Company, with responsibilities that include participation in Company trainings, conferences and culture-building and representing the Company from time to time on industry matters and in public policy discussions. Ms. Mason is the wife of Roger H. Brown, who is also a director of the Company. From 1993 to 2007, Ms. Mason served as director of Whole Foods Market. Ms. Mason currently serves on the boards of Horizons for Homeless Children, the Advisory Board of the Yale University School of Management, Carnegie Endowment for International Peace, Mercy Corps and the Packard Foundation. Ms. Mason has extensive experience with the Company and her child advocacy work brings valuable perspective to the Board.

Mary Ann Tocio, 65

Director since 2001

Ms. Tocio has served as Chief Operating Officer of the Company since 1998. She was appointed President in June 2000. Ms. Tocio joined Bright Horizons in 1992 as Vice President and General Manager of Child Care Operations, and served as Chief Operating Officer from November 1993 until the merger with CorporateFamily Solutions, Inc. in July 1998. Ms. Tocio has more than thirty years of experience managing multi-site service organizations, twenty years of which were with the Company. She was previously the Senior Vice President of Operations for Health Stop Medical Management, Inc., a national provider of ambulatory care and occupational health services. Ms. Tocio also currently serves as a member of the board of directors of Harvard Pilgrim Health Care, a health benefits and insurance organization, and Horizons for Homeless Children, a non-profit organization that provides support for homeless children and their families. Ms. Tocio served as a member of the board of directors of Mac-Gray Corporation, a provider of laundry facilities management services from 2006 to 2013. Her public company board experience and expertise with managing growing organizations render her an invaluable resource as a director.

Directors with Terms Expiring in 2016 (Class III Directors)

Lawrence Alleva, 64

Director since 2012

Mr. Alleva is a Certified Public Accountant (inactive) and spent his professional career with PricewaterhouseCoopers LLP (PwC), including 28 years as a partner, from 1971 until his retirement in 2010. At PwC he served clients ranging from Fortune 500 and multi-national companies to rapid-growth companies pursuing initial public offerings. Mr. Alleva also served in a senior national leadership role for PwC’s Ethics and Compliance Group to manage the design and implementation of best practice procedures, internal controls and monitoring activities, including PwC’s response to inspection reports issued by the Public Company Accounting Oversight Board (PCAOB). Mr. Alleva currently serves as a director and chair of the audit committee of Tesaro, Inc. and, through December 2013, served in a similar capacity for GlobalLogic, Inc. He has served as a trustee of Ithaca College for over 20 years, including in the vice chair role for ten years. Mr. Alleva brings valuable experience to our Board through his financial and Sarbanes-Oxley Act expertise, and his professional focus on areas such as corporate governance, control and financial reporting best practices.

Joshua Bekenstein, 55

Director since 1986

Mr. Bekenstein has been a managing director at Bain Capital Partners, LLC since 1986. Prior to joining Bain Capital in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of Michaels Stores, Inc., Bombardier Recreational Products Inc., Dollarama Capital Corporation, Toys “R” Us, Inc., Burlington Coat Factory Warehouse Corporation, The Gymboree Corporation, Canada Goose, Bob’s Discount Furniture, and Waters Corporation. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors, including ours, make him highly qualified to serve on our Board.

Roger Brown, 57

Director since 1986

Mr. Brown has served as President of Berklee College of Music since June 2004. Mr. Brown was Chief Executive Officer of the Company from June 1999 until December 2001, President of the Company from July 1998 until May 2000 and Executive Chairman of the Company from June 2000 until June 2004. Mr. Brown co-founded Bright Horizons and served as Chairman and Chief Executive Officer of Bright Horizons from its inception in 1986 until the merger with CorporateFamily Solutions in July 1998. Mr. Brown is the husband of Linda A. Mason, who is Chairman of the Board of Directors. Prior to 1986, he worked as a management consultant for Bain & Company, Inc. Mr. Brown is a co-founder of Horizons for Homeless Children, a non-profit that provides support for children and their families. He serves on the board of Wheaton College in Norton, Massachusetts. Mr. Brown’s management expertise, combined with his longstanding ties to and intimate knowledge of the Company will continue to serve the Company well throughout his tenure as director.

Marguerite Kondracke, 67

Director since 2004

Ms. Kondracke served as founder and CEO of CorporateFamily Solutions, Inc. from 1987 to 1998. She served as CEO of the Company for one year and then as Co-Chair of the Board of Directors of the Company from 1999 until 2001 and served as a director until 2003. She began serving as a director of the Company in 1998, and from 2003 to 2004 she served as Staff Director for the U.S. Senate Subcommittee on Children and Families. Ms. Kondracke returned to the Company’s Board in 2004, and from 2004 until May 2012, also served as President and CEO of America’s Promise Alliance, a nonprofit organization founded by Colin Powell that advocates for the strength and well-being of America’s children and youth. Ms. Kondracke serves on the boards of LifePoint Hospitals, Rosetta Stone, Teachscape, and The American Academy. Ms. Kondracke brings knowledge of developmental child care and education as well as extensive leadership experience to the Board.

OUR COMPANY’S EXECUTIVE OFFICERS

David H. Lissy, Chief Executive Officer – please see above

Mary Ann Tocio, President and Chief Operating Officer – please see above

Elizabeth J. Boland has served as Chief Financial Officer of the Company since June 1999. Ms. Boland joined Bright Horizons in September 1997 and served as Chief Financial Officer and, subsequent to the merger between Bright Horizons and CorporateFamily Solutions, Inc. in July 1998, served as Senior Vice President of Finance for the Company until June 1999. From 1994 to 1997, Ms. Boland was Chief Financial Officer of The Visionaries, Inc., an independent television production company. From 1990 to 1994, Ms. Boland served as Vice President-Finance for Olsten Corporation, a publicly traded provider of home-health care and temporary staffing services. From 1981 to 1990, she worked on the audit staff at Price Waterhouse, LLP in Boston, completing her tenure as a senior audit manager.

Stephen I. Dreier has served as Chief Administrative Officer and Secretary of the Company since 1997. He joined Bright Horizons as Vice President and Chief Financial Officer in August 1988 and became its Secretary in November 1988 and Treasurer in September 1994. Mr. Dreier served as Bright Horizons’ Chief Financial Officer and Treasurer until September 1997, at which time he was appointed to the position of Chief Administrative Officer. From 1976 to 1988, Mr. Dreier was Senior Vice President of Finance and Administration for the John S. Cheever/Paperama Company.

Danroy T. Henry, Sr. has served as the Chief Human Resource Officer since December 2007. Mr. Henry joined Bright Horizons in May 2004 as the Senior Vice President of Global Human Resources. From 2001 to 2004, Mr. Henry was the Executive Vice President for FleetBoston Financial where he had responsibility for the metropolitan Boston consumer banking market. Prior to 2001 Mr. Henry served roles in human resources management at Blinds To Go Superstores, Staples, Inc. and Pepsi Cola Company. Mr. Henry is the past board chair of the North East Human Resources Association and has served on the board of the Society of Human Resource management foundation. He is also currently the chair and co-founder of the DJ Dream Fund.

Stephen H. Kramer has served as the Chief Development Officer since January 2014. Mr. Kramer served as Senior Vice President, Strategic Growth & Global Operations from January 2010 until December 2013. He served as Managing Director, Europe based in the UK from January 2008 until December 2009. He joined Bright Horizons in September 2006 through the acquisition of College Coach, which he cofounded and led for eight years. Previously he was an Associate at Fidelity Ventures, the venture capital arm of Fidelity Investments and a Consultant with Arthur D. Little. Mr. Kramer received a B.S. from Babson College and an MBA from Harvard Business School. He serves on the board of Building Excellent Schools.

CORPORATE GOVERNANCE

Board Independence. Our Corporate Governance Guidelines provide that our Board of Directors shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with Bright Horizons and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Bright Horizons. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board has affirmatively determined that Mr. Alleva, Mr. Duncan, Ms. Kondracke and Ms. Lawrence-Lightfoot are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance and the child care, education and related industries in which we operate sufficient to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provides that the Board shall be responsible for annually conducting a self-evaluation of the Board as a whole. In addition, the written charter of the Audit Committee provides that it shall evaluate its performance on an annual basis.

Board Nominees. Under our Corporate Governance Guidelines, the Board is responsible for identifying and reviewing candidates for director positions and for selecting its own members for election by the stockholders. The Corporate Governance Guidelines provide that the Board shall review the appropriate skills and characteristics required of Board members in the context of its current make-up. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Board considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Board should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Bright Horizons within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Board may reasonably request. Recommendations should be sent to Stephen Dreier, Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472. The Board

evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Board will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. The Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. Linda Mason, our current non-executive Chairman of the Board of Directors, co-founded Bright Horizons in 1986 and served as director and president from 1986 to 1998 and as director and Chairman of the Board since 1998. The Board believes that the separate roles of Ms. Mason and Mr. Lissy, our Chief Executive Officer, are in the best interest of Bright Horizons and its stockholders. Ms. Mason has wide-ranging, in-depth knowledge of our business arising from her many years of service to Bright Horizons and, as a result, provides effective leadership for the Board and support for Mr. Lissy and other management. The structure permits Mr. Lissy to devote his attention to leading Bright Horizons and focusing on our business strategy.

Policies Relating to Directors. It is our policy that directors, other than the Chief Executive Officer, who are also employees of the Company must retire from the Board at the same time they retire from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should volunteer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of that director’s membership under the circumstances. We encourage each of our directors to attend the Annual Meeting of Shareholders.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees and a written Code of Ethics for Senior Managers and Financial Officers, which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. We intend to disclose any future amendments to, or waivers from, these codes of ethics for Bright Horizons executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees, Code of Ethics for Senior Managers and Financial Officers and charters for our Audit Committee and Compensation Committee are available on our website at www.brighthorizons.com.

TRANSACTIONS WITH RELATED PERSONS

Arrangements with Our Investors

In 2008, in connection with our going private transaction we entered into a stockholders agreement and a registration rights agreement with certain of the stockholders of the Company. These agreements contained provisions relating to election of directors, participation rights, restrictions on transfer of shares, tag along rights, drag along rights, a call right exercisable by us upon departure of a manager, a right of first offer upon disposition of shares, registration rights and other actions requiring the approval of stockholders. In addition, we entered into a management agreement with an affiliate of the Bain Capital Partners, LLC (the “Sponsor”) for the provision of certain consulting and management advisory services to us.

Stockholders Agreement

In connection with our going private transaction, we entered into a stockholders agreement with the Sponsor and certain other investors, stockholders and executive officers. In connection with the consummation of our initial public offering in January 2013, the provisions of the stockholders agreement, other than those relating to lock-up obligations in connection with registered offerings of our securities, terminated in accordance with the terms of the stockholders agreement, and the agreement was amended and restated to eliminate the terminated provisions. Our amended and restated stockholders agreement obligates the stockholders parties thereto, subject to the limited exceptions described in the amended and restated stockholders agreement, to enter into customary lock-up agreements with the underwriters in the event of underwritten public offerings of our shares of common stock.

Prior to our initial public offering, the stockholders agreement contained provisions relating to (i) voting of shares, which generally required each stockholder to vote in favor of the election of the directors designated by the Sponsor and also to vote in the same manner as the Sponsor to approve any sale, recapitalization, merger or other acquisition transaction, (ii) restrictions on transfer of shares, which generally prohibited stockholders from transferring shares of common stock other than in connection with a tag along right, a drag along transaction, our exercise of a call right upon departure of a manager, or otherwise in limited circumstances to affiliates or for estate planning purposes, (iii) tag along rights in connection with any sale of shares by the Sponsor, (iv) drag along rights in favor of the Sponsor in connection with any sale of at least 20% of the shares held by the Sponsor, and (v) a call right exercisable by us upon departure of a manager at a price per share that depended upon whether the manager’s employment terminated with or without cause and whether the manager had violated any non-competition obligation owed to us. Each of our current directors has been elected in accordance with the terms of the stockholder agreement. All of the foregoing provisions of the stockholders agreement terminated, in accordance with their terms, upon the closing of our initial public offering and are not included in the amended and restated stockholders agreement.

Registration Rights Agreement

In connection with our going private transaction, we entered into a registration rights agreement with the Sponsor and certain other stockholders. In connection with the consummation of our initial public offering, the registration rights agreement was amended. The registration rights agreement, as amended, provides the Sponsor with certain demand registration rights following the expiration of any applicable lockup period in respect of the shares of our common stock held by them. In addition, if we from time to time register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Sponsor and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsor and such holders have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsor or other holders described above.

The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Exchange Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Management Agreement

In connection with the going private transaction, we entered into a management agreement with the Sponsor pursuant to which the Sponsor provided us with certain consulting and management advisory services. In exchange for these services, we paid an aggregate annual management fee equal to $2.5 million, and we reimbursed the Sponsor for out-of-pocket expenses incurred by it, its members, or its affiliates in connection with the provision of services pursuant to the management agreement, which totaled less than $20,000 per year in 2011, 2012 and 2013. In addition, the Sponsor was entitled to a transaction fee in connection with any financing, acquisition, disposition or change of control transaction equal to 1% of the gross transaction value, including assumed liabilities, for such transaction. The Sponsor did not receive any transaction fees under the management agreement in 2010, 2011 or 2012 and in connection with the termination of the management agreement, the Sponsor waived any right to receive a transaction fee under the management agreement in connection with the initial public offering.

The management agreement included customary exculpation and indemnification provisions in favor of the Sponsor and its affiliates. The management agreement terminated immediately prior to our initial public offering in exchange for a payment to the Sponsor of approximately $7.5 million. The indemnification and exculpation provisions in favor of the Sponsor and its affiliates survive such termination.

Policies and procedures for related party transactions

We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. In addition, the Company’s Code of Ethics for Senior Managers and Financial Officers states that such employees may not (i) own an interest in a company that competes or does business with the Company or (ii) participate in a joint venture, partnership or other business arrangement with the Company, in each case without the prior written approval of the Company’s Compliance Officer.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2014 by

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all of our directors and named executive officers as a group.

The percentage ownership information shown in the table below is based upon 65,840,369 shares of common stock outstanding as of March 31, 2014.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and held by the respective person or group which may be exercised or converted within 60 days after March 31, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares(1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
Bain Capital Fund X, L.P. and related funds(1)	34,033,737	51.7%
Baron Capital Group, Inc. and related funds(2)	4,478,079	6.8

Directors and executive officers:
Lawrence Alleva	2,400	*
Joshua Bekenstein(3)	—	*
Elizabeth J. Boland(4)	400,472	*
Roger H. Brown(5)	389,907	*
Stephen I. Dreier(6)	197,105	*
E. Townes Duncan	100	*
Danroy T. Henry, Sr.(7)	28,628	*
Jordan Hitch(8)	—	*
David Humphrey(9)	—	*
Marguerite W. Kondracke(9)	20,336	*
Stephen H. Kramer(10)	81,218	*
Sara Lawrence-Lightfoot	—	*
David H. Lissy(11)	1,018,209	1.5
Linda A. Mason(12)	389,907	*
Mary Ann Tocio(13)	905,542	1.4
All Directors, Nominees and Executive Officers as a Group (15 persons)(14)	3,043,917	4.5%

*	Indicates less than one percent.
(1)	The shares included in the table consist of: (i) 33,640,612 shares of common stock owned by Bain Capital Fund X, L.P., whose managing partner is Bain Capital Partners X, L.P., whose managing partner is Bain Capital Investors, LLC (“BCI”), (ii) 4,462 shares of common stock owned by BCIP Associates-G, whose managing partner is BCI, (iii) 236,151 shares of common stock owned by BCIP Associates III, LLC, whose manager is BCIP Associates III, (iv) 42,872 shares of common stock owned by BCIP Associates III-B LLC, whose manager is BCIP Associates III-B, (v) 102,540 shares of common stock owned by BCIP T Associates III, LLC, whose manager is BCIP Trust Associates III and (vi) 7,100 shares of common stock owned by BCIP T Associates III-B, LLC whose managing partner is BCIP Trust Associates III-B. BCI is the managing partner of BCIP Associates III, BCIP Associates, III-B, BCIP Trust Associates III and BCIP Trust Associates III-B. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Bain Capital Fund X, L.P., BCIP Associates-G, BCIP Associates III, LLC, BCIP Associates III-B, LLC, BCIP T Associates III, LLC and BCIP T Associates III-B, LLC (collectively, the “Bain Capital Entities”). The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul Edgerley, Stephen Pagliuca, Michel Plantevin. Dwight Poler, Jonathan Zhu and Stephen Zide. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LLC, 200 Clarendon Street, Boston, MA 02116.
(2)	The information regarding the Baron Entities (as defined below) is based solely on information included in the Schedule 13G filed by them with the SEC on February 14, 2014. The Baron Entities reported that BAMCO Inc. (“BAMCO”) beneficially owns 4,283,912 shares of common stock and Baron Capital Management, Inc. (“BCM”) beneficially owns 194,167 shares of common stock. BAMCO and BCM are subsidiaries of Baron Capital Group, Inc. (“BCG”). Ronald Baron owns a controlling interest in BCG. The address for BAMCO, BCM, BCG and Mr. Baron (collectively, the “Baron Entities”) is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(3)	Does not include shares of common stock held by the Bain Capital Entities. Mr. Bekenstein is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 2 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Bekenstein is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(4)	Includes 291,667 shares of common stock that can be acquired upon the exercise of outstanding options and 15,744 shares of common stock that may be acquired from options vesting within 60 days.
(5)	Includes (i) 34,712 shares held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (ii) 80,399 shares held by Mr. Brown, (iii) 177,103 shares held by the Linda A. Mason Trust dated August 7, 1996, (iv) 8,270 shares held by Ms. Mason, Mr. Brown’s spouse (v) 19,482 shares that may be acquired by Mr. Brown upon the exercise of outstanding options, and (vi) 69,941 shares that may be acquired by Ms. Mason, Mr. Brown’s spouse, upon the exercise of outstanding options.
(6)	Includes 132,367 shares of common stock that can be acquired upon the exercise of outstanding options and 7,950 shares of common stock that may be acquired from options vesting within 60 days.
(7)	Includes 28,628 shares of common stock that may be acquired from options vesting within 60 days.
(8)	Does not include shares of common stock held by the Bain Capital Entities. Each of Messrs. Hitch and Humphrey is a Managing Director of BCI and as a result may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Messrs. Hitch and Humphrey is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(9)	Includes 10,336 shares of common stock that can be acquired upon the exercise of outstanding options.

(10)	Includes (i) 6,386 shares held by the Charles River View Trust dated December 13, 2007, 72,800 shares held directly by Mr. Kramer and (ii) 2,032 shares that may be acquired by Mr. Kramer upon the exercise of outstanding options.
(11)	Includes 716,368 shares of common stock that can be acquired upon the exercise of outstanding options and 19,562 shares of common stock that may be acquired from options vesting within 60 days.
(12)	Includes (i) 177,103 shares held by the Linda A. Mason, Jr. Trust dated August 7, 1996, (ii) 8,270 shares held by Ms. Mason, (iii) 34,712 shares held by the Roger H. Brown Trust dated August 7, 1996, (iv) 80,399 shares held by Mr. Brown, Ms. Mason’s spouse, (v) 69,941 shares that may be acquired by Ms. Mason upon the exercise of outstanding options, and (vi) 19,482 shares that may be acquired by Mr. Brown, upon the exercise of outstanding options.
(13)	Includes 683,514 shares of common stock that can be acquired upon the exercise of outstanding options and 19,562 shares of common stock that may be acquired from options vesting within 60 days.
(14)	Includes 1,925,707 shares of common stock that can be acquired upon the exercise of outstanding options and 91,446 shares of common stock that may be acquired from options vesting within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of 10% or more of our common stock to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during 2013, except for a delay in reporting a purchase of shares by Lawrence M. Alleva, a director, in November 2013. The failure to report this transaction on time was inadvertent and was corrected promptly upon discovery.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes our compensation philosophy, principles and practices with respect to the compensation of the below listed executive officers (referred to as our named executive officers):

David H. Lissy	Chief Executive Officer
Mary Ann Tocio	President and Chief Operating Officer
Elizabeth J. Boland	Chief Financial Officer
Danroy T. Henry	Chief Human Resources Officer
Stephen I. Dreier	Chief Administrative Officer and Secretary

Overview of Compensation

Our named executive officers’ compensation is determined by our compensation committee and is reviewed annually. Our executive compensation program is designed to attract and retain high- quality leadership and incentivize our executive officers and other key employees to achieve company performance goals and strong individual performance over the short- and long-term. Our pay-for- performance approach to executive compensation places a greater emphasis on long-term equity incentive grants than on other forms of compensation, reflecting our focus on long-term value creation and serving to align the interests of our executive officers with those of our shareholders.

Fiscal 2013 Performance and Company Highlights

The Company achieved strong financial results in fiscal 2013 and successfully completed a number of operational and strategic activities during the year, and we believe that our named executive officers were instrumental in helping us achieve these results. Key aspects of our overall financial, operating and strategic performance include:

•	Financial performance: Our revenue growth of $148 million in 2013 exceeded our planned revenue growth of $109 million, and our EBITDA growth of $31.7 million met our targeted growth of $31.2 million for 2013.

•	Successful completion of initial public offering: In January 2013, we successfully completed an initial public offering of our common stock, and our common stock became listed on the New York Stock Exchange under the symbol “BFAM.”

•	Successful refinancing of indebtedness: In January 2013, we successfully refinanced all of our outstanding debt in conjunction with our initial public offering on terms deemed favorable by our board of directors, including a lower interest rate.

•	Completion of two multi-site acquisitions: During 2013, we completed the acquisition of Kidsunlimited Group Limited, an operator of 64 child care centers in the United Kingdom, and Children’s Choice Learning Centers, Inc., an operator of 49 child care centers in the United States.

Effect of Fiscal 2013 Performance on 2013 Compensation

The primary performance consideration in evaluating the 2013 annual cash bonuses of our named executive officers was the achievement of planned revenue growth and targeted growth in EBITDA, which for this purpose means earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock compensation expense, transaction and integration costs, and the Sponsor management fee. In addition, the strategic and tactical decisions employed by our named executive officers to achieve the revenue and EBITDA targets were considered, along with the other factors described below in our discussion of annual cash bonuses, in deciding the individual portion of each executive’s bonus. EBITDA is a non-GAAP financial measure.

Compensation Philosophy, Objectives, and Process

Our compensation philosophy centers on:

•	Pay for Performance: Compensation should be tied to the achievement of financial targets and operating and strategic goals.

•	Equity Ownership: A significant part of our compensation program is in the form of equity- based awards. These awards serve to align the interests of our executive officers with those of our shareholders, encourage long-term retention and incentivize long-term value creation.

•	Individual Performance: Compensation should take into account and reward individual performance and contribution to our success.

Role of the Compensation Committee, Chief Executive Officer, and President. Our compensation committee oversees our executive compensation program and is responsible for approving the compensation paid to, and the agreements entered into with, our executive officers, including our named executive officers. This committee’s roles and responsibilities are set forth in a written charter adopted by our board of directors, which can be found online at http://investors.brighthorizons.com under Corporate Governance. Our compensation committee determines the base salary, cash incentive compensation, and equity compensation of our executive officers, including our named executive officers.

Our compensation committee applies the same general principles to the compensation-related decisions regarding all of our named executive officers. Our Chief Executive Officer, Mr. Lissy, and our President and Chief Operating Officer, Ms. Tocio, provide recommendations to our compensation committee with respect to compensation-related decisions for Ms. Boland and Messrs. Henry and Dreier, including base salary adjustments, target annual cash bonus awards and equity-awards, and also provide their assessment of each officer’s individual performance. Our compensation committee considers their recommendations as one factor when making decisions regarding the compensation of these named executive officers. Although we may decide to do so in the future, neither the Company nor our compensation committee currently uses a compensation consultant or benchmarking comparison data to assist in the determination in the compensation of our named executive officers or directors.

Our board of directors has responsibility for approving, after receiving the recommendation or approval of our compensation committee, equity awards granted to our executive officers in order to qualify these awards as exempt awards under Section 16 of the Securities Exchange Act of 1934, as amended.

Elements of Executive Compensation

The compensation of our named executive officers consists of a base salary, an annual cash bonus, equity awards and employee benefits that are generally made available to all salaried employees. Our named executive officers are also entitled to certain compensation and benefits upon a qualifying termination of employment pursuant to severance agreements.

Base Salary. Base salaries for our named executive officers are determined based on the scope of each officer’s responsibilities along with his or her respective experience and contributions to the Company. It is our philosophy to maintain a conservative level of base cash compensation, with greater emphasis over time placed on long-term incentive compensation. Base salaries for our named executive officers are reviewed annually by our compensation committee. When reviewing base salaries for increase, our compensation committee takes into account such factors as each officer’s experience and individual performance, the Company’s performance as a whole and general industry conditions, but does not assign any specific weighting to any factor. Consistent with the philosophy of maintaining a conservative level of base compensation, we have generally awarded limited base salary increases on an annual basis. For 2013, after we prepared the Company’s annual budget, our compensation committee decided to approve an increase of 3% in the base salaries of each of our named executive officers, in line with the company-wide targeted salary increase of 3% proposed by management in our operating budget.

Annual Cash Bonus. Our annual cash bonus program was established to promote and reward the achievement of key strategic and business goals as well as individual performance and is designed to motivate our executive officers to meet or exceed annual performance goals. Each named executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. Each executive’s target is established by our compensation committee based on the individual’s scope of responsibilities and his or her potential contributions to the achievement of the Company’s strategic goals.

For fiscal 2013, Mr. Lissy and Ms. Tocio each had a target cash incentive award of 120% of base salary, Ms. Boland had a target cash incentive award of 60% of base salary, Mr. Henry had a target cash incentive award of 40% of base salary and Mr. Dreier had a target cash incentive award of 35% of base salary. For fiscal 2013, fifty percent of the cash incentive awards granted to our named executive officers was based on the achievement of pre-established corporate goals and fifty percent was based on a qualitative assessment of each individual’s performance with primary emphasis on the achievement of individual goals communicated at the beginning of the fiscal year. These individual goals varied across our named executive officers but generally encompassed:

•	Leadership skills and strategic vision

•	Strategic planning and execution

•	Culture/brand building and integration of acquisitions

•	Employee, parent and client satisfaction

•	Innovation and change management

•	Succession planning and employee development

•	External relations, including awards and recognition, and civic involvement

•	Board and committee relations

•	Demonstrated ethics and values in line with those of our company

The portion of each named executive officer’s bonus that is based on corporate performance is subject to an adjustment that could increase or decrease the amount earned proportionately based on whether or not the Company’s performance for the year was above or below the target and by how much. The maximum amount of the increase or decrease resulting from the adjustment is not capped.

Consistent with previous years, our compensation committee chose growth in EBITDA as the corporate performance metric for fiscal 2013. Our compensation committee selected EBITDA because it believes that it reflects the Company’s cash flow generation on a consistent basis and as such is also the best overall indicator of the Company’s operational performance. At the beginning of our fiscal year, our compensation committee established a corporate performance goal of $31.2 million growth in EBITDA from fiscal 2012. This goal was successfully met as the actual increase in EBITDA during 2013 was $31.7 million.

During the first quarter of 2014, our compensation committee evaluated the performance of each of our named executive officers during the 2013 fiscal year. In this evaluation, our compensation committee considered the various leadership and business factors outlined above, including leadership, strategic planning and execution, strategic vision and leadership skills, customer satisfaction, diversity and stability of growth, culture and employee satisfaction, innovation, communication skills, board of directors relations and presentations, ethics and values and succession planning. In addition, our compensation committee also considered the Company’s overall financial performance in 2013, as measured by revenue growth and growth in EBITDA, and the contributions of our named executive officers toward our successful initial public offering and refinancing of our indebtedness, together with feedback from internal employee and external client surveys. After considering these factors, our compensation committee determined that the financial target was met and that each of the named executive officers would receive 100% of their target annual bonus for 2013 under our annual cash bonus plan.

Equity Awards. The largest single component of our executive compensation program is the periodic granting of equity-based awards, historically in the form of stock options with multi-year vesting conditions. We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. These equity-based awards have served both to align the interests of our named executive officers with those of our shareholders and to encourage retention and promote a longer-term, strategic view. In addition, to incentivize our named executive officers to achieve certain pre-established performance metrics, we have also granted stock options with performance-based vesting conditions.

In September 2008, in connection with our going-private transaction, each of our named executive officers received a grant of stock options that had a significant grant date value. At the time they were awarded, these option grants were intended to provide the sole source of private-company, equity-based compensation for our executives and no additional equity awards were contemplated in the near- or mid-term. One-half of the total stock options granted to our named executive officers in 2008 were subject to time-based vesting only and the other half were subject to time- and performance-based vesting. The awards that were subject to time and performance-based vesting fully vest and become exercisable upon a liquidity-event (including a change in control of the Company or an initial public offering) or the termination of the executive’s employment (other than in connection with a breach by the executive of any restrictive covenants). The performance condition for these options was fully satisfied in connection with our initial public offering in January 2013.

Upon the closing of our initial public offering on January 25, 2013, our board of directors granted each of Messrs. Lissy and Henry and Mses. Tocio and Boland an option award with time-based vesting to encourage retention following our initial public offering. The awards were granted under our 2012 Omnibus Long Term Incentive Plan. At the time these awards were made, our board of directors had not yet adopted an equity program for our named executive officers. Rather, our board of directors determined the amount of each new award in January 2013 based upon each officer’s respective contribution to the strategic and tactical planning and successful completion of our initial public offering and the refinancing of our indebtedness. Consistent with our general approach of compensating Mr. Lissy, our Chief Executive Officer and Ms. Tocio, our President and Chief Operating Officer, at generally comparable levels, our board of directors granted them an award of the same size. Also consistent with our general approach to executive compensation, the other named executive officers received awards reflective of their positions, responsibilities and seniority within the Company. The awards represented an approximate grant date value of 250% of annual salary for the Chief Executive Officer and the President and Chief Operating Officer, an approximate grant date value of 165% of annual salary for the Chief Financial Officer and an approximate grant date value of 125% of annual salary for the Chief Human Resources Officer. Our board of directors determined that it would consider future awards for the Chief Administrative Officer in conjunction with the adoption of an equity program for all named executive officers at a later date.

In January 2014, our compensation committee approved an equity compensation program for our named executive officers, which permits our named executive officers to choose to receive their annual equity award under our 2012 Omnibus Long-Term Incentive Plan in the form of non-qualified stock options, purchased restricted stock, or a combination of the two. Our compensation committee approved annual equity awards with targeted values of 200% of annual salary for Mr. Lissy and Ms. Tocio, 150% of annual salary for Ms. Boland, 125% of annual salary for Mr. Henry, and 100% of annual salary for Mr. Dreier. The number of shares of our common stock subject to each stock option award was determined by the compensation committee based on the target incentive compensation value for each executive and the Black-Scholes value of an option at the time of the grant. The number of shares of purchased restricted stock to be issued will equal 120% of the executive’s target incentive compensation value divided by 50% of the fair market value of a share of Company common stock, as measured by the closing price of our common stock on the grant date. An executive who elects to receive purchased restricted stock will be required to pay a purchase price on the date of grant equal to 50% of the fair market value of the shares of our common stock under the award. In the event the executive’s employment with the Company terminates prior to the vesting date, in certain circumstances, the Company may, but is not obligated to, repurchase the shares subject to the award at a price equal to the lesser of cost or fair market value. Each of our named executive officer was granted an award under this program in January 2014.

Benefits and Perquisites. We provide modest benefits and perquisites for our named executive officers. Most of these benefits and perquisites, such as our 401(k) Plan (as defined below) matching contribution and basic health and welfare benefit coverage, are available to all eligible employees. In addition to these, we provide the following supplemental programs to certain named executive officers:

•	An annual car allowance—provided to Mr. Lissy and Ms. Tocio.

•	Company-paid supplemental medical insurance premiums—provided to Mr. Dreier.

•	Company-paid supplemental disability insurance—provided to all named executive officers other than Mr. Henry and Mr. Dreier.

Severance Agreements. All our named executive officers have severance agreements with the Company, which include severance, change of control, and restrictive covenant provisions. We believe that change of control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change of control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change of control benefits are necessary in order to attract and retain high-quality executive officers.

Risk Assessment. The Company does not believe that the risks arising from our compensation practices are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and the three other most highly compensated executive officers, other than its chief financial officer, unless the compensation qualifies as performance- based under such section. As we were not publicly traded prior to our initial public offering in January 2013, our compensation committee did not previously take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. At such time as we are subject to the deduction limitations of Section 162(m), we expect that our compensation committee may take into consideration the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing and administering these programs. Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the performance-based exemption, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

2013 Summary Compensation Table

The following table sets forth information about certain compensation awarded or paid to our named executive officers for the fiscal years specified below.

Name and Principal Position	Year	Salary $ (1)	Bonus $ (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other $ (5)	Total ($)
David H. Lissy	2013	352,382	211,429	875,900	211,429	13,888	1,665,028
Chief Executive Officer	2012	342,118	205,271	4,529,409	205,271	13,763	5,295,832
	2011	335,420	761,886	—	221,377	11,213	1,329,896

Mary Ann Tocio	2013	352,382	211,429	875,900	211,429	14,233	1,665,373
President and Chief Operating Officer	2012	342,118	205,271	4,861,590	205,271	16,979	5,631,229
	2011	335,420	761,886	—	221,377	14,429	1,333,112

Elizabeth J. Boland	2013	261,480	78,444	437,950	78,444	5,293	861,611
Chief Financial Officer	2012	253,864	76,159	2,125,790	76,159	4,536	2,536,508
	2011	248,890	327,667	64,004	82,134	4,535	727,230

Danroy T. Henry, Sr.	2013	246,891	49,378	306,565	49,378	2,466	656,691
Chief Human Resources Officer	2012	239,700	47,940	1,470,479	47,940	1,548	1,809,619

Stephen I. Dreier	2013	234,588	41,053	—	41,053	12,887	329,581
Chief Administrative Officer and Secretary	2012	227,755	39,857	983,003	39,857	13,590	1,304,062

(1)	Salary amounts are not reduced to reflect amounts contributed by the named executive officer to the 401(k) Plan (as defined below).
(2)	For fiscal 2013, amounts shown reflect the amount earned by the named executive officer that was earned based on individual performance as described in “—Elements of Executive Compensation—Annual Cash Bonuses” above. For fiscal 2012, amounts shown reflect the amount paid to the named executive officer in respect of the portion of his or her annual bonus for fiscal year 2012 that was earned based on individual performance. For fiscal 2011, amounts shown reflect (a) cash payments in respect of one-time deferred compensation awards granted in May 2008 (Mr. Lissy, $560,634, Ms. Tocio, $560,634, and Ms. Boland, $253,000) and (b) the amount paid to the named executive officer in respect of the portion of his or her annual bonus for fiscal year 2011 that was earned based on individual performance (Mr. Lissy, $201,252, Ms. Tocio, $201,252, and Ms. Boland, $74,667). Ms. Boland voluntarily forfeited her right to $30,000 of this deferred compensation award in order to make this amount available for bonus payments to certain members of the Company’s accounting team, which resulted in an actual amount of $223,000 paid to Ms. Boland. Deferred compensation awards were one-time awards made by the Company in connection with our going-private transaction that vested, based on continued service by the named executive officer, on May 29, 2011, and were subsequently paid in 2011.
(3)

For fiscal 2013, amounts shown reflect the grant date fair value of options awarded in January 2013 determined in accordance with ASC Topic 718. For fiscal 2012, amounts shown reflect (a) the incremental fair value of options awarded in connection with an option exchange program implemented during fiscal 2012, determined as of the modification date of such options in accordance with ASC Topic 718 (Mr. Lissy, $3,346,280, Ms. Tocio, $3,143,742, Ms. Boland, $1,610,617, Mr. Henry, $851,981, and Mr. Dreier, $779,331) and (b) the fair value of other options awarded determined in accordance with ASC Topic 718 consisting of (i) fully vested option awards granted on April 4, 2012 in connection with the expiration of certain fully-vested continuation option awards granted at the time of our going private transaction and held by our named executive officers (Mr. Lissy $760,489, Ms. Tocio $1,295,208, Ms. Boland, $174,999, Mr. Henry, $0, and Mr. Dreier, $31,867) and (ii) an additional grant made on May 2, 2012 in connection with our determination to make additional grants of available awards under our then existing equity incentive plan (Mr. Lissy $422,640, Ms. Tocio $422,640, Ms. Boland, $340,174, Mr. Henry, $618,498, and Mr. Dreier, $171,805). For fiscal 2011, amounts shown reflect the grant date fair value of options awarded in 2011 determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 12 to our audited consolidated financial statements included in our 2013 Annual Report on Form 10-K. These amounts do not reflect actual amounts that may be paid to or realized by our named executive officers and exclude the effect of estimated forfeitures.
(4)	Amounts shown reflect the cash amount paid to the named executive officer in respect of the portion of his or her annual bonus for each fiscal year that was earned based on Company performance, which for fiscal 2013 is described in “—Elements of Executive Compensation—Annual Cash Bonuses” above.
(5)	Amounts shown include the following: matching contributions made to the 401(k) Plan (as defined below) on behalf of each named executive officer; a car allowance payment made to Mr. Lissy and Ms. Tocio; supplemental medical insurance premiums paid by the Company on behalf of Mr. Dreier; and supplemental disability insurance premiums paid by the Company on behalf of all named executive officers other than Messrs. Dreier and Henry.

Name	Year	401(k) Match ($)	Car Allowance ($)	Supplemental Medical and Disability Insurance ($)	Total ($)
David H. Lissy	2013	4,375	7,200	2,313	13,888
	2012	4,250	7,200	2,313	13,763
	2011	1,700	7,200	2,313	11,213

Mary Ann Tocio	2013	4,400	7,200	2,633	14,233
	2012	5,625	7,200	4,154	16,979
	2011	3,075	7,200	4,154	14,429

Elizabeth J. Boland	2013	3,833	—	1,460	5,923
	2012	3,076	—	1,460	4,536
	2011	3,075	—	1,460	4,535

Danroy T. Henry, Sr.	2013	2,468	—	—	2,468
	2012	1,548	—	—	1,548

Stephen I. Dreier	2013	1,758	—	11,129	12,887
	2012	2,486	—	11,104	13,590

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in 2013.

		Estimated future payouts under non-equity incentive plan awards			All other option awards: Number of securities underlying options (#)(1)	Exercise or base price of option awards ($/Sh) (2)	Grant date fair value of stock and option awards ($)(3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
David H. Lissy	1/1/13	—	422,858	—
	1/25/13				100,000	$22.00	$875,900

Mary Ann Tocio	1/1/3	—	422,858	—
	1/25/13				100,000	$22.00	$875,900

Elizabeth J. Boland	1/1/3	—	156,888	—
	1/25/13				50,000	$22.00	$437,950

Danroy T. Henry	1/1/3	—	98,756	—
	1/25/13				35,000	$22.00	$306,565

Stephen I. Dreier	1/1/13	—	82,106	—

(1)	The amounts in the table reflect options to purchase shares of our common stock. Stock options were granted under our 2012 Omnibus Long-Term Incentive Plan, vest 100% on the third anniversary of the date of grant and have a term of seven years.
(2)	The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date determined using the per share offering price of our common stock in our initial public offering.
(3)	Amounts shown reflect the total dollar value of the equity grant as valued under ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12, “Stockholders’ Equity and Stock-Based Compensation,” to our audited Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K. These amounts do not reflect actual amounts that may be paid to or realized by our named executive officers and exclude the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2013.

	Option Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price (1)	Option Exercise Date (2)
David H. Lissy	69,426	—	$12.00	9/2/2018
	534,970	—	$14.54	9/2/2018
	12,862	—	$12.00	4/4/2022
	99,110	—	$14.54	4/4/2022
	—	5,618	$12.00	5/2/2022
	—	43,290	$14.54	5/2/2022
	—	100,000	$22.00	1/25/2020

Mary Ann Tocio	65,222	—	$12.00	9/2/2018
	477,590	—	$14.54	9/2/2018
	21,905	—	$12.00	4/4/2022
	168,797	—	$14.54	4/4/2022
	—	5,618	$12.00	5/2/2022
	—	43,290	$14.54	5/2/2022
	—	100,000	$22.00	1/25/2020

Elizabeth J. Boland	29,002	—	$12.00	9/2/2018
	198,490	—	$14.54	9/2/2018
	2,942	1,470	$12.00	4/1/2021
	22,666	11,332	$14.54	4/1/2021
	2,959	—	$12.00	4/4/2022
	22,806	—	$14.54	4/4/2022
	—	4,520	$12.00	5/2/2022
	—	34,842	$14.54	5/2/2022
	—	50,000	$22.00	1/25/2020

Danroy T. Henry	45,402	—	$14.54	9/2/2018
	—	8,220	$12.00	5/2/2022
	—	63,350	$14.54	5/2/2022
	—	35,000	$22.00	1/25/2020

Stephen I. Dreier	16,168	—	$12.00	9/2/2018
	124,592	—	$14.54	9/2/2018
	538	—	$12.00	4/4/2022
	4,153	—	$14.54	4/4/2022
	—	2,282	$12.00	5/2/2022
	—	17,596	$14.54	5/2/2022

(1)	The exercise price of each stock option is set at or above the fair market value of a share of our common stock on the grant date as determined by our board of directors, based in part on an independent third-party valuation report. The exercise price of stock options granted in 2013 was the per share offering price in our initial public offering.
(2)	All stock options have a ten-year term except stock options awarded on January 25, 2013 that have a seven-year term.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options that were exercised by our named executive officers during fiscal 2013. There were no amounts to be reported by any of our named executive officers related to stock awards vesting in 2013.

	Option Awards
Name	Number of securities acquired on exercise (#) (1)	Value realized on exercise ($)(2)
David H. Lissy	21,591	694,750
Mary Ann Tocio	33,986	862,388
Elizabeth J. Boland	25,000	555,250
Danroy T. Henry, Sr	111,024	2,530,670
Stephen I. Dreier	3,986	136,453

(1)	Each stock option was exercisable for one share of our common stock.
(2)	Represents the difference between the aggregate exercise price of the stock options and the fair market value of these shares at the time of exercise

Retirement Benefits

We do not have any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that apply to our named executive officers. We offer a tax-qualified retirement plan (the “401(k) Plan”) to eligible employees, including our named executive officers. The 401(k) Plan permits eligible employees to defer up to 50% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Service. Employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. Each plan year, we may, but are not required to, make discretionary matching contributions and other employer contributions on behalf of eligible employees. Employer matching contributions and other employer contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us.

Potential Payments Upon Termination or Change-in-Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or a change in control of the Company had occurred at the end of fiscal 2013 under our compensation plans and agreements.

Severance Agreements

The Company has entered into a severance agreement with each of Mr. Lissy, Ms. Tocio, Ms. Boland, Mr. Henry, and Mr. Dreier, which agreements provide for certain payments and benefits upon a qualifying termination of the executive’s employment and/or a change of control.

Termination of Employment Without Cause or for Good Reason Within 24 Months Following a Change of Control (the “Protection Period”). If within 24 months after a change of control the executive’s employment is terminated by the Company for any reason other than for cause or death or disability or the executive terminates his or her employment for good reason (as such terms are defined in the respective agreements), the executive will be entitled to receive, in each case, (a) any accrued but unpaid base salary as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs, and (b) subject to the executive not breaching the non- competition, non-solicitation and non-hire provisions contained in the executive’s agreement, monthly severance pay for 24 months (or until such earlier date as the executive secures other employment) equal to 1/24th of the executive’s total base salary and cash bonus compensation for the prior two years of the executive’s employment. If the executive elects, in accordance with applicable federal law, to continue his or her participation in the Company’s health plans following termination of employment, the Company will pay the premiums for such participation for 24 months (or until such earlier date as the executive secures other employment). If the executive’s continued participation in the Company’s group health plans is not possible under the terms of those plans, the Company will instead arrange to provide the executive and his or her dependents substantially similar benefits upon comparable terms or pay the executive an amount in cash equal to the full cash value of such continued benefits. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Termination of Employment Without Cause or for Good Reason Outside of the Protection Period. If the Company terminates the executive’s employment without cause or the executive resigns for good reason, in either case outside of the 24-month period following a change of control, in addition to any accrued but unpaid base salary and other accrued benefits then due to the executive as of termination, the executive will be entitled to receive bi-weekly severance payments for 18 months in the case of Mr. Lissy and Ms. Tocio and for one year in the case of Ms. Boland, Mr. Henry, and Mr. Dreier at his or her then-base salary rate and a prorated portion of any bonus payable for the fiscal year in which the termination occurs. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Termination of Employment Due to Death or Disability. If the executive’s employment terminates due to death or due to the executive becoming disabled, the executive will be entitled to receive accrued but unpaid base salary and other accrued benefits then due to the executive as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Other Termination of Employment. If the executive’s employment is terminated by the Company for cause or the executive voluntarily resigns without good reason, the executive will only be entitled to receive accrued but unpaid base salary and any other accrued benefits then due to the executive as of termination.

Change of Control. Pursuant to the severance agreements, immediately prior to a change of control, all unvested options then held by the executive will vest in full.

Restrictive Covenants. Under the terms of their respective severance agreements, each of our named executive officers has agreed to confidentiality obligations during and after employment and to non-competition, non-solicitation, and non-hire obligations for up to twenty-four (24) months following a termination of his or her employment by the Company without cause or a good reason resignation by the executive.

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our Company or a change in control of the Company occurred on December 31, 2013 (the last business day of our fiscal year). In the case of a termination of employment by the Company without cause or by the executive for good reason, severance amounts and benefits have been calculated assuming that the termination occurred within and outside the 24-month Protection Period described above. If a termination of employment had occurred on this date, severance payments and benefits would have been determined under the executive officer’s severance agreement, as in effect on such date and as described above. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

	Termination of Employment Without Cause/ for Good Reason and Change of Control				Termination of Employment Without Cause/for Good Reason and No Change of Control		Termination of Employment Due to Death or Disability	Change of Control
	Pro- Rata Bonus	Salary and Bonus Continuation ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Pro- Rata Bonus	Salary Continuation ($)	Pro-Rata Bonus	Accelerated Vesting of Equity Awards ($)(1)
David H. Lissy	422,858	1,550,480	55,257	2,574,027	422,858	528,573	422,858	2,574,027
Mary Ann Tocio	422,858	1,550,480	55,257	2,574,027	422,858	528,573	422,858	2,574,027
Elizabeth J. Boland	156,888	836,736	28,689	1,910,255	156,888	261,480	156,888	1,910,255
Danroy T. Henry	98,756	691,294	41,116	2,125,633	98,756	246,891	98,756	2,125,633
Stephen I. Dreier	82,106	633,388	37,925	447,088	82,106	234,588	82,106	447,088

(1)	Calculated by multiplying the number of unvested stock option awards subject to acceleration upon termination without cause or resignation for good reason or upon a change of control by the difference between the exercise price of the stock options and $36.74, which was the closing stock price on December 31, 2013.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Joshua Bekenstein, Chair

Jordan Hitch

David Humphrey

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee, a copy of which is available on our website, www.brighthorizons.com, under the investor relations section. We are responsible for overseeing the quality and integrity of Bright Horizons’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (the “NYSE”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the NYSE. Further, the Board has determined that one of our members (Mr. Alleva) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met nine times during fiscal 2013 with Bright Horizons’ management and Deloitte & Touche LLP (“Deloitte”), Bright Horizons’ independent registered public accounting firm. The Audit Committee’s work included, but was not limited to, meetings held to review and discuss the annual audited and quarterly unaudited financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our audit charter, including with respect to the audit process. We received the written disclosures and the letter from Deloitte pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between Deloitte and Bright Horizons and the potential effects of any disclosed relationships on Deloitte’s independence and discussed with Deloitte its independence. We discussed with management, the internal auditors and Deloitte, Bright Horizons’ matters including internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both Deloitte and our internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

We discussed and reviewed with Deloitte their communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte’s examination of Bright Horizons’ financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The aggregate fees that Bright Horizons paid for professional services rendered by Deloitte for the fiscal year ended December 31, 2013 (fiscal 2013) and the fiscal year ended December 31, 2012 (fiscal 2012) were:

	2013	2012
Audit	$1,734,845	$2,380,210
Audit Related	235,876	212,670
Tax	202,404	204,060

Total	$2,173,125	$2,796,940

•	Audit fees were for professional services rendered for the audits of Bright Horizons’ consolidated financial statements including reviews of all associated quarterly financial statements and assistance with review of documents filed with the SEC with respect to fiscal 2013 and fiscal 2012.

•	Audit related fees were for services related to due diligence associated with business combinations the Company completed in 2012 and 2013.

•	Tax fees were for services related to tax planning and responses to audit inquiries.

We pre-approve all audit services and all permitted non-audit services by Deloitte, including engagement fees and terms.

Our policies prohibit Bright Horizons from engaging Deloitte to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Bright Horizons’ use of Deloitte for permitted non-audit services is compatible with maintaining Deloitte’s independence. We concluded that Deloitte’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Bright Horizons as of December 31, 2013 and for fiscal 2013 with management and Deloitte. Management has the responsibility for the preparation of Bright Horizons’ financial statements, and Deloitte has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and Deloitte, we recommended to the Board that Bright Horizons’ audited financial statements be included in its Annual Report on Form 10-K for fiscal 2013 for filing with the SEC. We have also reviewed and evaluated the performance of Deloitte in 2013, and as a result have selected Deloitte as the independent registered public accounting firm for fiscal 2014, subject to ratification by Bright Horizons’ shareholders.

Audit Committee

Lawrence M. Alleva, Chair

E. Townes Duncan

Marguerite Kondracke

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are asking shareholders to ratify this appointment. Representatives of Deloitte will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the current fiscal year requires the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 2 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2015 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 15, 2014. Written proposals may be mailed to us at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472 Attn: Stephen Dreier, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2015 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 12, 2015 and no later than February 11, 2015. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

DIRECTIONS TO THE ANNUAL MEETING

Bright Horizons Family Solutions Inc.

200 Talcott Avenue South

Watertown, MA 02472

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on April 9, 2014, or hold a valid proxy for the Annual Meeting from such a shareholder. The proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of April 9, 2014. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

From Logan Airport:

Start out going Northeast on Lower Terminal Road toward Terminals C D E. Stay straight to go onto Airport Exit. Take I-90 W/Mass Pike/Massachusetts Turnpike (Portions toll). Take Exit 17 toward Watertown. Turn slight Right onto Centre Street. Center Street becomes Galen Street. Turn slight Right onto US-20 East (North Beacon Street). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From Route 128/95 South or North:

Take Waltham/Rt. 20 exit and continue straight on Rt. 20 towards Waltham. Rt. 20 is also named Main Street in both Waltham and Watertown. Once you have arrived in Watertown, continue past the intersection of Rt. 16 (Mt. Auburn Street) until you reach the fork in the road. Bear to the left, following the green sign that reads “Central Square/Cambridge”. This road is Arsenal Street. Continue along Arsenal Street, past the VFW post. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From the Mass Pike traveling westward:

Take exit 17 Newton/Watertown. Bear left onto Galen Street (at Watertown Square). Continue on Galen Street for 1/2 mile. At the five-way intersection, bear right onto North Beacon Street (do not take hard right onto Charles River Road). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

Parking

There is parking either in front of the building or at the parking garage at the end of Kingsbury Avenue.

Building Entrance

Enter the building through the main lobby at the South entrance to the building.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

         INTERNET/MOBILE –

         www.proxypush.com/bfam

         Use the Internet to vote your proxy until

         11:59 p.m. (CT) on May 11, 2014.

         PHONE – 1-866-883-3382

         Use a touch-tone telephone to vote your proxy

         until 11:59 p.m. (CT) on May 11, 2014.

         MAIL – Mark, sign and date your proxy card and

         return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of three Class I directors to serve until the Company’s 2017 Annual Meeting of Stockholders:	01 David Humphrey 02 Sara Lawrence-Lightfoot 03 David Lissy	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014		☐ For	☐ Against	☐ Abstain

3. Transact such other business as may properly come before the Annual Meeting

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

ANNUAL MEETING OF STOCKHOLDERS

Monday, May 12, 2014

8:30 a.m. local time

COMPANY’S CORPORATE OFFICE

200 Talcott Avenue South

Watertown, Massachusetts

Bright Horizons Family Solutions Inc. 200 Talcott Avenue South Watertown, MA 02471-9177	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2014.

By signing the proxy, you revoke all prior proxies and appoint Stephen I. Dreier and Elizabeth J. Boland, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.